UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2016

ANTARES PHARMA, INC.

(Exact name of registrant specified in its charter)

Delaware	1-32302	41-1350192
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Princeton South, Suite 300, Ewing, NJ		08628
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone, including area code: (609) 359-3020

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)Effective as of October 31, 2016, the Board of Directors (the “Board”) of Antares Pharma, Inc. (“Antares”) appointed Fred M. Powell as Senior Vice President, Chief Financial Officer of Antares.   Mr. Powell will also serve as the Principal Financial Officer and Principal Accounting Officer of Antares.

Prior to joining Antares, from December 2012 until October 2016, Mr. Powell served as Vice President and Chief Financial Officer for Celator Pharmaceuticals Inc.  Prior to joining Celator, from 2011 until 2012, Mr. Powell was the chief financial officer of OraPharma, Inc. From 2005 until 2011, Mr. Powell was chief financial officer of BMP Sunstone Corporation.

Employment Agreement with Fred Powell.

On October 11, 2016, Antares entered into an employment agreement with Mr. Powell pursuant to which Mr. Powell will serve as the Senior Vice President and Chief Financial Officer of Antares. The employment agreement, which is effective October 31, 2016, is for one year and automatically renews for consecutive one-year periods unless one of the parties delivers 90 days prior written notice of non-renewal.

Pursuant to the employment agreement, Mr. Powell is eligible to receive an initial annual base salary of $345,000, which will be reviewed periodically for appropriate increases by the Board’s Compensation Committee.  In addition, Mr. Powell is eligible to receive a target annual bonus of 40% of base salary, based upon attainment of certain pre-set performance goals as determined by the Compensation Committee, in accordance with the terms of Antares’ Annual Incentive Plan, as amended from time to time. Mr. Powell will not be eligible to receive an annual bonus for 2016.

The terms of the employment agreement provide that on October 31, 2016, Mr. Powell will be granted a stock option to purchase 150,000 shares of Antares common stock, at an exercise price equal to the closing price of a share of Antares common stock as reported on the NASDAQ Capital Market on the date of grant, vesting quarterly over three years at the rate of 33-1/3% each year pursuant to the Antares Pharma, Inc. 2008 Equity Compensation Plan, as amended from time to time.

Mr. Powell is also eligible to participate in any other equity compensation plans established by Antares for members of management.

Under the employment agreement, Mr. Powell is entitled to receive the following severance benefits in the event of a termination by Antares without “cause” or by Mr. Powell for “good reason” (as each term is defined in the employment agreement), provided that he executes and does not revoke a release and waiver of claims in favor of Antares and its affiliates:

•

the sum of (A) 12 months of his then-current base salary, plus (B) his target annual bonus for the year in which the termination of employment occurs, paid in monthly installments over the 12-month period following termination of employment;

•	a pro-rated annual bonus payment for the year of termination based on actual performance and the number of days that Mr. Powell was employed by Antares in the year of his termination;
•

reimbursement for the cost of continued health and dental benefits through COBRA, subject to the same cost-sharing as if he were an employee, for the shorter of 12 months or until the date he obtains coverage from a new employer; and

•

with respect to all outstanding equity grants held by Mr. Powell immediately prior to his termination date which vest based upon Mr. Powell’s continued service over time, the portion that would have become vested during the 12-month period following Mr. Powell’s termination date had he remained employed during such 12-month period will accelerate, become fully vested and/or exercisable, as the case may be, as of Mr. Powell’s termination date.

Upon a termination of Mr. Powell’s employment without cause or for good reason during the period beginning 60 days immediately prior to a change of control (as defined in the employment agreement) of Antares and ending on the last day of the 18-month period immediately following a change of control (the “Change of Control Protection Period”), provided that he executes and does not revoke a release and waiver of claims in favor of Antares and its affiliates, Mr. Powell is entitled to the following increased severance benefits:

•

1.5 times the sum of (A) his then-current annual base salary, plus (B) his target annual bonus for the year in which the termination of employment occurs paid in monthly installments over the 18-month period following termination of employment;

•	a pro-rated annual bonus payment for the year of termination based on actual performance and the number of days Mr. Powell was employed by Antares in the year of his termination;
•

reimbursement for the cost of continued health and dental benefits through COBRA, subject to the same cost-sharing as if he were an employee, for the shorter of 18 months or until the date he obtains coverage from a new employer; and

•

all outstanding equity grants held by Mr. Powell immediately prior to his termination date which vest based upon Mr. Powell’s continued service over time will accelerate, become fully vested and/or exercisable, as the case may be, as of Mr. Powell’s termination date.

In the event that Mr. Powell’s employment is terminated by Antares without cause or by Mr. Powell for good reason and Mr. Powell does not execute or revokes a release and waiver of claims in favor of Antares and its affiliates, Mr. Powell will not be entitled to the severance benefits set forth above.

If Mr. Powell’s employment is terminated by Antares for cause, on account of Mr. Powell’s death or disability, or if Mr. Powell terminates his employment for any reason other than good reason, then Antares will pay Mr. Powell his base salary, bonus and expenses accrued, but unpaid as of the date of his termination, and any benefits accrued and due under any applicable benefit plans and programs of Antares.

The employment agreement also provides that if the payments and benefits otherwise payable to Mr. Powell under the employment agreement would constitute excess parachute payments within the meaning of section 280G of the Internal Revenue Code of 1986, as amended, then Antares will reduce such payments and benefits to an amount that would avoid any excise taxes under section 4999 of the Internal Revenue Code, provided that such reduction would provide Mr. Powell with a greater net after-tax benefit than would no reduction.

The employment agreement provides that at all times during Mr. Powell’s employment and thereafter, Mr. Powell will maintain the confidentiality of all confidential information obtained by him as a result of his employment with Antares, including information received by him prior to the effective date of the employment agreement. In addition, during the term of Mr. Powell’s employment with Antares, and for the 12-month period after Mr. Powell’s termination of employment (or the 18-month period if Mr. Powell’s employment is terminated by Antares without cause or by Mr. Powell for good reason during the Change of Control Protection Period), Mr. Powell cannot (i) compete against Antares, (ii) solicit in any way the customers of Antares; or (iii) recruit in any way the employees of Antares.

The foregoing is a summary description of certain terms of the employment agreement and, by its nature, is incomplete. Antares will file the employment agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending September 30, 2016. All readers are encouraged to read the employment agreement when it is filed. Antares’s filings may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or by means of the Antares home page on the Internet at http://www.antarespharma.com under the heading “ATRS Investor Information – SEC Filings.”

Item 7.01.Regulation FD Disclosure.

On October 31, 2016, Antares issued a press release announcing the appointment of Mr. Powell as Senior Vice President and Chief Financial Officer of Antares. The full text of such press release is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated October 31, 2016, issued by Antares Pharma, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTARES PHARMA, INC.

Date:	November 1, 2016	By:	/s/ Peter J. Graham
		Name:	Peter J. Graham
		Title:	Senior Vice President, General Counsel, Chief Compliance Officer, Human Resources and Secretary